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Exhibit 5.1

[LETTERHEAD OF BALLARD SPAHR LLP]

March 2, 2012

SL Green Realty Corp.
420 Lexington Avenue
New York, New York 10170

  Re:
  SL Green Realty Corp., a Maryland corporation (the "Company")—Issuance of up to 3,500,000 shares (the "Shares") of common stock of the Company, par value $.01 per share ("Common Stock"), pertaining to the Company's Dividend Reinvestment and Stock Purchase Plan (the "Plan")

Ladies and Gentlemen:

        We have acted as Maryland corporate counsel to the Company in connection with the registration of the Shares under the Securities Act of 1933, as amended (the "Act"), by the Company pursuant to the registration statement on Form S-3 filed or to be filed with the Commission on or about March 2, 2012 (the "Registration Statement"). You have requested our opinion with respect to the matters set forth below.

        In our capacity as Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

  i.
  the corporate charter of the Company (the "Charter"), represented by Articles of Incorporation filed with the State Department of Assessments and Taxation of Maryland (the "Department") on June 10, 1997, Articles Supplementary filed with the Department on May 14, 1998, Articles Supplementary filed with the Department on March 20, 2000, Articles Supplementary filed with the Department on December 10, 2003, Articles Supplementary filed with the Department on May 20, 2004, Articles Supplementary filed with the Department on July 13, 2004, Articles of Amendment and Restatement filed with the Department on May 30, 2007, a Certificate of Correction filed with the Department on May 11, 2009, two Articles Supplementary both filed with the Department on September 16, 2009 and Articles Supplementary filed with the Department on January 19, 2010;

  ii.
  the Second Amended and Restated Bylaws of the Company adopted on or about December 12, 2007, Amendment #1 to the Second Amended and Restated Bylaws of the Company adopted on March 11, 2009 and Amendment #2 to the Second Amended and Restated Bylaws of the Company adopted on September 14, 2009 (collectively, the "Bylaws");

  iii.
  resolutions adopted by the Board of Directors of the Company on or as of February 27, 2012 with respect to, among other things, the filing of the Registration Statement and the issuance of the Shares (the "Directors' Resolutions");

  iv.
  the Registration Statement and the related form of prospectus included therein, in substantially the form filed or to be filed with the Commission pursuant to the Act;

  v.
  a certificate of Andrew S. Levine, Executive Vice President and Secretary of the Company, dated as of the date hereof (the "Officer's Certificate"), to the effect that, among other things, the Charter, the Bylaws and the Directors' Resolutions are true, correct and complete, have not been rescinded or modified and are in full force and effect on the date of the Officer's Certificate, and certifying as to the manner of adoption of the Directors' Resolutions;

  vi.
  a status certificate of the Department, dated as of a recent date, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland; and

  vii.
  such other laws, records, documents, certificates, opinions and instruments as we have deemed necessary to render this opinion, subject to the limitations, assumptions and qualifications noted below.

        In reaching the opinion set forth below, we have assumed the following:

  (a)
  each person executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so;

  (b)
  each natural person executing any of the Documents is legally competent to do so;

  (c)
  any of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

  (d)
  all certificates submitted to us, including but not limited to the Officer's Certificate, are true and correct, both when made and as of the date hereof;

  (e)
  upon the issuance of any of the Shares subsequent to the date hereof, the total number of shares of Common Stock of the Company issued and outstanding on the date subsequent to the date hereof on which such Shares are issued will not exceed the total number of shares of Common Stock that the Company is authorized to issue under the Charter;

  (f)
  none of the Shares will be issued or transferred in violation of the provisions of Article VI of the Charter captioned "Restriction on Transfer, Acquisition and Redemption of Shares";

  (g)
  none of the Shares will be issued and sold to an Interested Stockholder of the Company or an Affiliate thereof, all as defined in Subtitle 6 of Title 3 of the Maryland General Corporation Law (the "MGCL"), in violation of Section 3-602 of the MGCL;

        Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

  1.
  The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

  2.
  The Shares have been duly reserved and authorized for issuance by all necessary corporate action on the part of the Company, and if, as and when such Shares are issued and delivered by the Company in exchange for payment of the consideration therefore, all in accordance with the Directors' Resolutions and the terms and conditions of the Plan, such Shares will be validly issued, fully paid and non-assessable.

        The foregoing opinion is limited to the substantive laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

        This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

        We consent to your filing this opinion as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Securities. We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Registration Statement entitled "Legal Matters". In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

                      Very truly yours,

                      /s/ Ballard Spahr LLP

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  Exhibit 5.1